Exhibit 4

Information with respect to transactions effected during the past sixty days or since the most recent filing on Schedule 13D:

Reporting Person	Date	Buy/Sell	Units Quantity	Average Price
Neuberger Berman Investment Advisers LLC	12/30/2024	Buy	5298	$7.38
Neuberger Berman Investment Advisers LLC	12/30/2024	Sell	103	$7.59
Neuberger Berman Investment Advisers LLC	12/31/2025	Sell	1426	$7.64
Neuberger Berman Investment Advisers LLC	1/3/2025	Sell	1565	$8.33
Neuberger Berman Investment Advisers LLC	1/6/2025	Sell	1525	$8.33
Neuberger Berman Investment Advisers LLC	1/7/2025	Sell	865	$8.40
Neuberger Berman Investment Advisers LLC	1/8/2025	Sell	24	$8.48
Neuberger Berman Investment Advisers LLC	1/10/2025	Sell	581	$8.33
Neuberger Berman Group LLC	1/10/2025	Buy	100	$8.35
Neuberger Berman Investment Advisers LLC	1/13/2025	Sell	57	$8.33
Neuberger Berman Investment Advisers LLC	1/14/2025	Sell	75	$8.57
Neuberger Berman Investment Advisers LLC	1/15/2025	Sell	240	$8.69
Neuberger Berman Investment Advisers LLC	1/16/2025	Sell	52	$8.79

The shares sold by Neuberger Berman Investment Advisers LLC between December 31, 2024 and January 16, 2025 were non-discretionary, client-directed trades, executed according to the explicit instructions provided by investment advisory clients.

Since December 30, 2024, an investment advisory client elected to remove NBCU’s voting discretion over 14,911 shares.